Exhibit 99.1

STREAMLINE HEALTH, INC.

Moderator: Randy Salisbury

09-09-13/4:00 pm CT

Confirmation # 2615298

STREAMLINE HEALTH, INC.

Moderator: Randy Salisbury

September 9, 2013

4:00 pm CT

Operator:  Please stand by.

Good day and welcome to the Streamline Health Second Quarter Earnings Conference Call.

Today’s call is being recorded.

At this time, I would like to turn the call over to Randy Salisbury.

Please go ahead.

Randy Salisbury:  Thank you for joining us to review the financial results of Streamline Health Solutions for the second quarter of fiscal year 2013 which ended July 31st, 2013.

As the conference call operator indicated, my name is Randy Salisbury. And I manage Communications and Investor Relations here at Streamline Health Solutions.

Joining me on the call today are Bob Watson, our President and Chief Executive Officer; and Nick Meeks, our Senior Vice President and Chief Financial Officer.

At the conclusion of today’s prepared remarks, we will open the call for a question-and-answer session.

If anyone participating on today’s call does not have a full text copy of today’s press release, you can retrieve it from the company’s Web site at streamlinehealth.net or at numerous financial Web sites.

Before we begin with prepared remarks, we submit for the record the following statement: Statements made by the management team of Streamline Health Solutions during the course of this conference call that are not historical facts are considered to be forward-looking statements subject to risks and uncertainties.

The Private Securities Litigation Reform Act of 1995 provides a Safe Harbor for such forward-looking statements. The words “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements.

The forward-looking statements contained herein are subject to certain risks, uncertainties and important factors that could cause actual results to differ materially from those reflected in the forward-looking statements included herein.

These risks and uncertainties include, but are not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell the company’s products, the ability of the company to control the costs, availability of products produced from third-party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems, trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations and operating results and other risks detailed from time to time in the Streamline Health Solutions filings with the US Securities and Exchange Commission.

Participants on this call are cautioned not to place undue reliance on these forward-looking statements which reflect management’s analysis only as of the date hereof.

The company undertakes no obligation to publicly release the results of any revision to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

With that said, let me turn the call over to Bob Watson, President and Chief Executive Officer.

Bob Watson:  Thank you, Randy. And good afternoon to all of you participating on today’s call. We thank you for your time today and for your continued interest in and support of our company.

We are very pleased with our company’s performance in the quarter and continue to believe that we are making meaningful progress toward becoming the world-class healthcare information technology company that we aspire to be.

As I’ve done before, I will highlight some key indicators that we believe support our position. Namely, that we continue to build forward momentum in the marketplace by offering solutions that address critical challenges our clients and sales prospects face in this very dynamic and rapidly-changing industry.

We believe that as the healthcare industry continues to consolidate, healthcare organizations will become increasingly complex with multiple points of care delivery which will necessitate significant care coordination.

Health systems also face the looming specter of accountable care organizations or ACOs.

As financial and operational pressures arise from these new payment models, we believe that healthcare providers will need innovative solutions to help them become more efficient, both operationally and financially.

As I stated last quarter, you cannot successfully sell into today’s tumultuous healthcare provider marketplace if your solutions do not deliver meaningful return on investment to your clients. Ours do.

During our last call, I noted that at the beginning of this fiscal year, we completed a five-year strategic plan detailing our key areas of focus.

One of these strategic areas of focus was Solutions optimization which we worked quickly to bring to market. This solution, as you may remember from our last call, provides post-implementation support to ensure that our clients maximize their return on investment. The Q1 sales performance for this solution, as noted in the call, was very positive. We continued in the second quarter to have sales successes and I’ve seen the sales pipeline for Solutions optimization grow.

I also said last quarter that we would discuss our strategic initiatives as appropriate throughout the year.

Today, I want to discuss our intention to develop and deliver a solution in the area of clinical analytics.

When it comes to solution development, our methodology is to ask clients how we can provide solutions to help them succeed in today’s challenging marketplace.

I have said many times that if you develop a trusting relationship with your clients, they will share with you where they see challenges, whether in the near term or in the foreseeable future.

There’s a whole list of clinical challenges. For example, readmission rates and the risk of population management in an accountable care world. These challenges are ultimately going to be critically important to reimbursement. We believe that we are assembling the correct set of assets to enable us to offer a clinical analytics platform that can deliver the kind of preadmission understanding of a given patient’s clinical behavior patterns that will help our clients lower their patient readmission rates and better understand the clinical risk profile of the patient population that they will be asked to manage.

Today, we have available through our current solutions offerings much of the information needed to accomplish this.

An example among our current client base of a large complex, multi-facility health system, with at-risk ACLI contracts within its payer mix is Montefiore Medical Center, Bronx, New York.

As some of you know, Montefiore have selected us to help them in a variety of critically important areas of their business going forward. They are in the process of installing our clinical documentation improvement, position query and abstracting solution.

We are also pleased to announce that during the second quarter, Montefiore Medical Center signed a five-year contract to use our computer-assisted coding solution, eCAC, to manage the transition from ICD-9 to ICD-10 coding. Montefiore will be our first client to deploy our entire Collabra suite and will, we believe, be a laboratory for continued solutions development in this arena which is a critical step in the process of developing our clinical analytics platform.

We believe that our clients and frankly all health systems or networks, regardless of size, feel mounting pressure to find ways to improve their clinical and financial performance. We believe that a clinical and financial analytics platform driven by the current and historical data that is available in the existing infrastructure of today’s health systems will be seen as a must-have solution by providers in the years to come.

By mining the data that already exists and marrying that data with a robust analytics platform, our clients will have a clearer look at both the anticipated clinical and financial lifecycle of any patient entering their network.

Such a platform will give providers the opportunity to implement certain procedures in advance of admission, while the patient is in the facility and prior to discharge that will improve the quality of care and the financial outcomes.

By focusing on the entry point of the patient into the health system and giving our clients a better view of that patient during their care and in post care, we can arm them with the knowledge that they need to make more informed decisions about their entire approach to treatment for that patient.

For example, what if you knew at the point of admission that based upon certain data from prior visits within your health system and certain known social factors relating to the lifestyle of the patient that that patient had a 90% probability of readmission?

Armed with that information prior to a scheduled surgical and diagnostic event, we are confident that the care coordination teams would take steps to mitigate the potential readmission risk. This is powerful information that in many health systems exists in current EMR and other systems. The challenge is to turn that information to actionable knowledge. This is what we strive to do for our clients.

Before I comment on our Q2 financial performance, let me make a brief aside here.

Recently, there’s been a fair amount of conversation by other public companies on our space about the concerns they have regarding the impact of the federal government sequestration.

Having gotten that question a fair amount lately from institutional investors, I just wanted to state that from our standpoint, it has no material impact on our business.

In fact, the largest single challenge we face at present is a human capital challenge in terms of our ability to recruit and retain talented, skilled healthcare IT associates.

When you combine this challenge with the competing demands that our clients have with their limited IT resources, we have had some delays in our implementation timeline which directly affects revenue recognition and professional services billing.

We believe that our vendor colleagues are experiencing the same human capital challenges.

At the end of the day, many implementation challenges we face simply are due to the overload of our clients’ IT personnel who are in the throes of multiple implementations.

The financial impact on Streamline has been twofold. First, less spending on personnel, but second, lower than forecasted professional services billing. However, unlike some other revenue types, there is a path to catching up with these billings as the spend is committed. It sits in our backlog and must be spent to get a client life.

Returning to this quarter’s direct financial results, I am pleased to report that revenue increased 74% from $5.1 million in Q2 of 2012 to $8.8 million in Q2 of this year.

I want to remind everyone that we stated in the beginning of the year that our Collabra solutions sales will occur more in the second half of the year and will include more perpetual license revenue than SaaS-based revenue because many of our clients had already budgeted CAPEX dollars for solutions to address the transition from ICD-9 to ICD-10 coding. In fact, the Montefiore Medical Center contract I just mentioned was a multimillion-dollar perpetual license arrangement.

Adjusted EBITDA increased 81% from $1.5 million in Q2 of 2012 to $2.7 million in Q2 of this year.

Further, new contract bookings were $5.3 million in the quarter, flat as to compared to last quarter but up materially from Q2 of fiscal year of 2012. The flat bookings in the quarter is reflective of several major opportunities pushing into Q3 or Q4 and a change in the composition of our sales organization.

We had several departures from our sales team in the quarter, planned and unplanned. However, we have increased our pace of hiring and remain committed to hiring experienced sales leaders for our team.

Our channel partner strategy continues to develop well. Specifically in Q2, our partner, FTI Consulting, generated a net new client for us. We continue to see promise on our relationships with intelligent and our source as well but they have admittedly been slower to develop than we had hoped.

And finally, the growth of our SaaS revenues were slowed somewhat in the quarter by our client’s implementation challenges noted earlier in this call. Many of our implementation timing is driven by our clients, given the many demands their IT departments are facing. We rarely move as quickly as we wish we could. We saw this specifically in Q2 with three clients experiencing slower-than-expected implementations.

I will now turn the call over to Nick Meeks, our CFO, to review more of the specifics of the second quarter with you.

Nick?

Nick Meeks:  Thank you, Bob. And good afternoon, everyone.

As Bob mentioned, we have very solid performance in the second quarter across almost all areas of measurement.

This afternoon, I’d like to review some of more significant aspects of the financial results for the quarter ending July 31st, 2013.

Revenue for the second quarter was $8.8 million, a 74% increase over the second quarter of last year. The comparative growth in revenue was driven by increases in our SaaS-based revenue, primarily in the company’s Business Analytics suite, OpportunityAnyWare; recurring maintenance in the AccessAnyWare and Collabra suites; and as Bob detailed in his opening remarks, by license revenue and our Collabra suite of computer-assisted coding and clinical documentation improvement solution.

The $8.8 million of revenue included $2.2 million in acquired revenue relating to the Meta Health business.

Recurring revenue in the quarter totaled $5.7 million, representing 65% of our total revenues and growth of 42% over the second quarter of 2012.

We ended the quarter with a total revenue backlog of $51.9 million, of which approximately $41.2 million represents recurring SaaS and maintenance revenue.

As stated in today’s press release, the slight and expected decrease in our backlog during Q1 was the result of recognizing revenue from the backlog through the quarter.

Before I discuss our adjusted EBITDA for the quarter, let me state that we define adjusted EBITDA as net earnings or loss, plus interest expense, tax expense, depreciation and amortization of tangible and intangible assets, stock-based compensation expense and nonrecurring expenses.

In our earnings release, we’ve included a table reconciling our net loss to the non-GAAP financial measure of adjusted EBITDA.

Adjusted EBITDA for the second quarter increased 81% to $2.7 million as compared to the same quarter a year ago. That increase resulted from maintaining operating expenses relative to Q1 while driving meaningful improvement in revenue.

Gross margins were 63% for the quarter.

Operating expenses increased $2.7 million during the second quarter over the prior-year period, leading to an operating profit of $1 million compared to an operating loss of $24,000 in the second quarter of last year. Included in the operating expenses during the quarter were approximately $1.9 million of expense related to the acquired Meta Health business.

Lastly, cash in the quarter improved substantially to $5.4 million, up 35% from Q1 of this year. Cash improvement during the quarter was predominantly attributable to Tiger Working Capital.

That concludes my remarks about operating performance for the second quarter of this fiscal year.

I will now turn the call back over to Bob Watson, our CEO.

Bob?

Bob Watson:  Thanks, Nick.

As I’ve said in the past, we will continue to focus on the long-term strength and stability of our revenue stream by driving, whenever possible, our sales contracts to the SaaS model.

Today, our OpportunityAnyWare solutions are available only as a SaaS-based purchase and our most recent sale of a new AccessAnyWare client was SaaS-based.

However, as the year unfolds, we fully expect much of our Collabra solutions to be booked as license revenue based upon the parameters set by our clients and sales prospects. Notwithstanding that, we encourage the SaaS-based purchase model whenever possible.

As you would expect, we continue to prefer a SaaS-based pricing model for all our clients and net new sales prospects as we believe it is a better purchase method for them as well as for our company.

In future quarters, we hope to provide additional insight as to how we see our revenue mix evolving regarding percentage of SaaS revenue versus license revenue. But I can assure you that the goal is to deliver long-term SaaS-based contracts.

We anticipate more revenue and bookings generation from cross-selling our solutions into our existing client base. This will continue to be an important part of our growth and momentum.

But large net new clients also represent, we believe, an opportunity for growth as our Business Analytics Solutions continue to gain traction among net new sales prospects or seeking to improve their decision-making based on the knowledge we can deliver them by minding their financial data.

We believe that health care organizations seek actionable knowledge, not just information, and that our solutions give them the knowledge to enable them to perform better, both operationally and financially, in a challenging world. When we engage our clients and sales prospects, we ask one critical question: What if you knew? We can give them the knowledge they require for better financial and operational performance.

In closing, I want to thank our entire team of associates for their continued hard work, outstanding results and their support of management’s strategic plan.

As I said before, this is not a sprint. This is a marathon. And we are in the first ten kilometers of that race.

I will now turn the call over to the operator for question-and-answer session.

Operator:  Thank you.

If you would like to ask a question, please signal by pressing star 1 on your telephone keypad.

If you’re using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.

Again, please press star 1 to signal if you have any questions.

And we will pause for just a moment to allow everyone an opportunity to signal.

Our first question comes from Matt Hewitt with Craig-Hallum Capital Group.

Matt Hewitt:  Good afternoon, gentlemen, and congratulations on a great quarter.

Bob Watson:  Thanks, Matt.

Matt Hewitt:  First and foremost, you mentioned a couple of these topics. And so I just want to, I guess, dig into them a little bit.

With the Montefiore purchase, first of all, that’s, I guess, I would characterize it as a cross-selling opportunity with your different products. As you look at your pipeline through the rest of the year, how would you characterize that? Is that still quite a bit of cross selling? Are you seeing quite a bit of new customers in that pipeline?

Bob Watson:  Yes, I think earlier in the year, when we had the first call back in April, we talked about the fact that we expected this year to see a shift in the mix of our bookings and consequently sales, obviously, from roughly, I think, it was close to 50-50 last year or 60-40 in favor of net new to see the balance shift this year to be more of a focus on our cross-selling efforts. So I think as we go forward into the year, we’ll continue to see an increase in the cross-selling, particular around the Collabra suite, as we’ve talked about in the past.

Matt Hewitt:  Okay. Regarding the Collabra suite, obviously, a great quarter. I think these are your first big wins this quarter since the acquisition. There continues to be more and more headlines about how hospitals are unprepared. In fact, there was one that came out today just ahead of your new product announcement stating that some hospitals are going to forego the dual coding. Where are hospitals in their adoption? Are they still lagging significantly? And how can you, I guess, over the next handful of quarters, help them?

Bob Watson:  I do think they continue to lag, Matt. I mean the - and they’re lagging for a couple of reasons. One, we continue to get anecdotal information that some of the deployments of computer-assisted coding by some of our competitors have been less than satisfactory to their clients which has, you know, created some challenge for the other vendors.

I think, secondarily, we’re seeing more people come forward and say, you know, “Look, we’re planning on going down past X.” We’ve sort of pulled back and said, you know, “Is there a path Y? Can you help us with the Y?” That’s why we expect that the bulk of our Collabra activity between now and Q4 of 2014 will likely be cross-selling into our current client base.

Given our relationships with those clients, given the fact that we’ve delivered on other solutions successfully in the past and given the fact that people have been sitting back watching some of the other CAC deployments, taking a look at the service offerings from the service vendors. So, you know, we think that pathway for us is pretty clear.

Matt Hewitt:  Okay. Maybe a couple of more and then I’ll jump back in the queue and let somebody else jump on.

You mentioned the challenges regarding finding quality employees. If I heard you correctly, it’s not just with the customers who obviously are struggling giving all the implementations that they’re going through but it sounds like during the quarter, you had some transitions as well. Where does your sales and marketing headcount and your implementation headcount stand today versus maybe last quarter? And where would you like to see that get over the next couple of quarters?

Bob Watson:  So let’s talk about the implementation headcount first. So in the implementation side, we are off plan relatively significantly in terms of our hiring. Meaning, I think we’re down somewhere in the vicinity of ten associates from plan. When that’s quite material.

We’ve seen some attrition in our core team around the fact that we’ve concentrated our development - development of the company in the Atlanta marketplace.

On the other hand, being at Atlanta because of the pool of healthcare IT companies here, it does create good flow of candidates. And so we feel pretty good about our ability to get back on track. But we clearly lagged on hiring on the implementation side, frankly, through both to the first two quarters of this year.

If you remember back, I’ll remind you that we had the same challenge in Q1 of 2012 and we managed to recover from that throughout that year. So we expect to feel a recovery in terms of our hiring efforts over the next couple of months.

As it relates to the sales organization, as I noted in my prepared remarks, we did have a couple of departures from the sales team, you know, some unplanned, some planned by us.

On the other hand, we are currently at a sales headcount today that’s slightly ahead of where we were at the end of last quarter. So we’re probably up two positions from where we were at the end of last quarter.

And again, I think we’re still probably two positions behind where we’d like to be. But we’ve - and I’ve said this before on our calls, I mean, we’ve remain committed to a hiring and staffing methodology for associates and we want to make sure we get the right kind of people in the right markets at the right time.

So all that said, I think we’re in the sales side. We’re in very good shape going into the balance of the year.

Matt Hewitt:  Okay. All right. Thanks.

Maybe one more for me and then I’ll jump back in the queue.

Bob Watson:  Okay.

Matt Hewitt:  And this may be a question for Nick.

Just kind of going through the income statement, you know, obviously, it was a great quarter but there was a big pop in your other income. Could you give us a little bit of color on what that was?

Nick Meeks:  Sure. So we have warrants outstanding from the capital rates in August of last year, $1.4 million of them, and we marked those warrants to market on a quarterly basis. The overwhelming majority of that expense is that mark-to-market charge for warrants. The stock price increased roughly $1 from the end of last quarter to the end of the second quarter and that drove the mark-to-market increase.

Matt Hewitt:  Is there any possibility of getting the warrant holders to drop that requirement?

Nick Meeks:  So it’s a GAAP requirement, not a requirement of the warrant holders. So if they were to exercise them that would alleviate the mark-to-market charge. Otherwise, we’ll mark them to market on a quarterly basis. The volatility will tend to move with the volatility of the stock price. The magnitude will decrease through time as the life of the warrant shorten. So if the time value falls off but if the stock price moves, that charge will move in tandem.

Matt Hewitt:  Fair enough. All right. Thank you.

Bob Watson:  Thanks, Matt.

Operator:  And our next question comes from Frank Sparacino with First Analysis.

Frank Sparacino:  Hi, guys.

Bob Watson:  Hi, Frank.

Frank Sparacino:  First, I want to start on the booking side of things in the quarter. It looks like from a SaaS perspective, we didn’t have any deals in the quarter and I don’t know what - that was a function of, Bob, maybe it relates to some of the turnover in the sales organization. But just hoping you could elaborate a little bit more there.

Bob Watson:  Yes. Actually we did have a couple of smaller SaaS contracts in the quarter, primarily through the FTI relationship, for one. And I think it’s reflective of a couple of things. We - I don’t think the turnover in the sales force was a factor, honestly. I think it was just decision cycles and decision processes. But to be frank, we probably didn’t manage them as well as we should have on our side. That said, you know, they rolled into three and, you know, one may equal to four but, you know, we continue to see our sales pipeline for SaaS-based opportunities to grow. It’s in line with our expectation. The pipeline is in line with our expectations. But, you know, the facts are we were flat quarter-over-quarter in the bookings number.

Frank Sparacino:  You say, Bob, when you look at the - on the OpportunityAnyWare side of things, were there any competitive deals you lost in the quarter?

Bob Watson:  No, actually. No.

Frank Sparacino:  Okay.

Bob Watson:  We continue - we thought - it continues to be interesting, Frank. I mean, you know, we’ve talked about this in the past. But, you know, we have a large bowl of opportunities that are inside our current client base. So those tend to be noncompetitive in general.

In the net new, the competition continues to be the usual cast of characters that we’ve talked about in the past. But we continue to perform very well in those competitive situations.

Frank Sparacino:  Good. And maybe shifting over to the Montefiore. I’ll be curious, I know you have an existing relationship there. But if they went out to market and looked at competing CAC solutions?

Bob Watson:  Yes, they did.

Frank Sparacino:  Could you talk about - any color about just in terms of who they looked and what they felt like was the reason they went with Streamline?

Bob Watson:  Sorry about that Frank. Look, I’m not going to discuss who they were. But there’s a - again, as it is in the analytics space, the usual handful of competitive vendors in the CAC marketplace today. Like everybody else, we most commonly see 3M and Optum are the usual folks, occasionally nuance.

That said, our leverage point in this particular situation was not simply the functionality. I want to be pretty clear on this because we think they’re parts of the whole CAC deployment and the CAC solutions available in the marketplace from our colleagues that were all very similar. Process the case, you get a code, you get it to billing.

Our leverage point at Montefiore, our leverage point with everybody else we’re talking to is the marriage of that information to the analytics platform over the longer term. I think our friends at Montefiore thought solidly into our vision for where we’re going to go with this company over the next couple of years.

So as we’ve talked about in the past, we believe, fundamentally, everything we do will be driven through the analytics platform. And that message and that commitment to that development cycle was important to Montefiore. And I think it’ll be important to other potential clients in our Collabra suite.

Frank Sparacino:  Good. And then just last question for me is, Bob, you spent some time talking about clinical analytics. And maybe could you just talk about when would you expect to have a product in the market? And I assume it’s extension of the existing analytics platform but maybe it’s a new platform you’re building or potentially an acquisition that comes up in of the marketplace. But just some general timing as to when you think you become a player in that market.

Bob Watson:  You know, I think if - we think about where we’re at with this and we’ve - and this has been on our radar as part of our strategic plan since we acquired the Interpoint asset in 2011.

As we’ve continued to build our relationships with our AccessAnyWare clients on the content side, build our relationships with the clients acquired through the Meta acquisition, which as you know, those clients were all abstracting or CDI, we continue to think about how we piece these parts together to come up with an analytics platform that’s meaningful and different and leverages we think as our core DNA. So that’s how - where we’ve gotten so far.

I think it’s probably a Q1 ‘14 deliverable for us. But it is a very critical part of our messaging to our sales prospects into our clients.

Our development roadmap in this regard in the sales environment, unlike our competitors, is frankly fairly transparent. And we think again that’s a part of our ability to be able to close the transaction with Montefiore was our transparency about where we were going with the solutions.

Frank Sparacino:  Thank you, guys.

Bob Watson:  Thanks, Frank.

Operator:  And once again as a reminder, it is star 1 to signal for your questions.

And we have a follow-up with Matt Hewitt.

Please go ahead.

Matt Hewitt:  Thanks for taking the follow-up. Just a couple for me. Last quarter you announced - or actually it’s the beginning of Q2 you announced the Community Health win. And I’m just curious if there was any contribution to the second quarter from that agreement. And if not, when we would start to see some of that?

Bob Watson:  Yes, CHN is a perfect example of one of those opportunities that I referenced generically in my prepared remarks where we’ve had some implementation delay. So there was no revenue recognized from CHN in Q2. We should begin to see some revenue in late Q3.

Matt Hewitt:  Okay. And then lastly, just to confirm, no change in the guidance?

Bob Watson:  We are not modifying guidance.

Matt Hewitt:  Perfect. Great. Thank you very much.

Bob Watson:  You’re welcome.

Operator:  And once again as a reminder, that will be star 1 to signal if you do have any questions at this time.

We’ll pause again for just a moment.

And it does appear that we do not have any additional questions at this time.

I will turn the call back over to Randy Salisbury for closing remarks.

Randy Salisbury:  Thanks again for joining us today and for your time and interest in the Streamline Health Solutions.

Should you have any questions or need additional information, you may contact me directly at randy.salisbury@streamlinehealth.net or call me at 404-229-4242.

We look forward to speaking with you again in early December with the results from our third quarter of 2013.

Have a good evening.

Operator:  And that does conclude today’s program. Thank you, all, for joining.

END